Exhibit 99

FOR RELEASE – APRIL 30, 2019

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

Results establish excellent start to another year of expected strong sales and earnings growth

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced results for its first-quarter 2019 ended March 31, 2019.

News Summary:

•	Excellent first-quarter results established strong start to 2019
-	GAAP sales of $2.8 billion and core sales of $2.9 billion increased 12% and 13%, respectively, year over year
-	GAAP EPS of $0.55 increased $1.27 versus 2018, reflecting a non-cash, mark-to-market gain associated with the company’s currency-hedging contracts
-	Core EPS grew to $0.40, a 29% year-over-year increase, reflecting sales and earnings growth across all business segments

•	Ongoing technology and manufacturing investments drive additional growth in 2019
-	Continued growth expected in Optical Communications, Specialty Materials, Environmental Technologies, and Life Sciences business segments
-

Display Technologies continues to deliver stable returns, with first-quarter sales and net income up double digits year over year, and the best first-quarter glass pricing environment in well over a decade

•	On track to achieve goals of 2016-2019 Strategy and Capital Allocation Framework
-	Returned $414 million to shareholders in first-quarter 2019, for a total of $12.3 billion since the Framework’s introduction
-	Investing to position businesses for short- and long-term sales growth

“We built on our 2018 momentum by delivering double-digit sales and earnings growth in the first quarter. Our investments in product development and manufacturing capacity delivered sales and profit growth in all our markets, and we’re confident that Corning is positioned to create additional value,” said Wendell P. Weeks, chairman, chief executive officer, and president.

“In October 2015 we outlined a Strategic Framework to focus our portfolio, extend our market leadership, and increase shareholder returns. Having delivered another strong quarter, the benefits of our investments continue to be evident in our financial performance and we are within striking distance of fully delivering on the goals of this Framework.”

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

Strategy and Capital Allocation Framework Progress

Corning’s Framework outlines the company’s leadership priorities. Under the Framework, Corning plans to deliver more than $12.5 billion to shareholders while investing $10 billion in growth opportunities. Since announcing the Framework, the company has returned $12.3 billion to shareholders, including $414 million in first-quarter 2019.

“We expect to maintain momentum by continuing to invest in our focused and cohesive portfolio to drive growth,” Weeks continued. “During the first quarter, progress on commercializing our innovations demonstrates clear leadership across our market-access platforms, as well as alignment with important industry trends.” Highlights include:

•

Optical Communications: earned global industry recognition for product and technology innovations, including RocketRibbon™ high density cable, which enables up to 30 percent faster fiber installation in hyperscale data centers, and ClearTrack™ fiber-to-the-chip solutions that enable fast and easy fiber-optic installation with minimal disruption for tenants in multi-dwelling units;

•

Automotive: ramped capacity of DuraTrap®  GC filters to meet accelerating gasoline particulate filter (GPF) demand; garnered strong customer engagement with industry’s first AutoGradeTM cover glass solutions for automotive interiors, extending Corning’s Gorilla® Glass for Automotive portfolio;

•

Mobile Consumer Electronics: continued progress on goal of doubling sales over the next several years with adoption of premium glass and other innovative solutions for smartphones, laptops, tablets, and wearables; launched the Amplify line of glass screen protectors with Otterbox; and gained traction in emerging regions with several device launches in India and Turkey;

•

Life Sciences Vessels: growth exceeded market, fueled by leadership in cell-culture solutions; continued to advance toward FDA approval of Valor® glass packaging with key pharmaceutical development partners.

In addition, during the first quarter Corning announced 518 U.S. patents issued in 2018; strengthening the company’s leadership in glass, ceramics, optical physics, and proprietary manufacturing technology.

First-Quarter 2019 Results and Comparisons
(In millions, except per-share amounts)

	Q1 2019	Q4 2018	% change	Q1 2018	% change
GAAP Net Sales	$2,812	$3,035	(7%)	$2,500	12%
GAAP Net Income (Loss)	$499	$292	71%	$(589)	**
GAAP EPS	$0.55	$0.32	72%	$(0.72)	**
Core Sales*	$2,850	$3,081	(7%)	$2,513	13%
Core Earnings*	$365	$539	(32%)	$299	22%
Core EPS*	$0.40	$0.59	(32%)	$0.31	29%

*Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s website.
**Not meaningful

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

Segment Results and Outlook

“We had an excellent first quarter, with strong performance across the company. We increased earnings per share by 29% and four of our five segments achieved double-digit sales growth year over year,” said Tony Tripeny, executive vice president and chief financial officer.

“This strong growth resulted from our technology and manufacturing leadership. We are benefitting from recent investments including expansions for optical fiber and cable; Gen 10.5 display glass; gasoline particulate filters; and multiple development projects such as Gorilla® Glass for mobile devices and automotive. We continue to invest, and we expect to grow sales significantly in 2019 and beyond.”

Display Technologies:

	Q1 2019	Q4 2018	% change	Q1 2018	% change
Net Sales	$818	$899	(9%)	$745	10%
Net Income Before Tax	$263	$304	(13%)	$234	12%
Net Income	$208	$240	(13%)	$185	12%

In Display Technologies, first-quarter net sales were $818 million, up 10%, and net income increased by 12% year over year. Display glass market first-quarter volume grew by a mid-single digit percentage year over year and Corning’s volume grew faster, as expected.

First-quarter Display Technologies sequential glass price declines were moderate and the most favorable first quarter in well over a decade. Second-quarter sequential price declines are expected to remain moderate.  Full-year 2019 price declines are expected to improve further to a mid-single digit percentage and to be better than in 2018.

Corning expects full-year 2019 display glass market volume to increase by a mid-single digit percentage year over year. The company expects its own display glass volume to grow faster than the market, driven by the ramp of its Gen 10.5 facility production.

Optical Communications:

	Q1 2019	Q4 2018	% change	Q1 2018	% change
Net Sales	$1,064	$1,166	(9%)	$886	20%
Net Income Before Tax	$181	$217	(17%)	$139	30%
Net Income	$142	$165	(14%)	$109	30%

Optical Communications first-quarter sales were $1.06 billion, up 20% over the prior year. Net income for the first quarter was up 30% year over year. Sales growth was driven by data center and carrier business as well as sales from the recently acquired 3M Communication Markets Division.

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

The business remains on track to surpass its goal of $5 billion in 2020 sales, with continued growth beyond. For full-year 2019, Optical Communications year-over-year sales growth is now expected to be up approximately 10%, revised from the company’s previous expectation of a low-teens percentage. This revision is the result of one major fiber-to-the-home customer shifting its deployment from homes passed to homes connected by one quarter earlier than expected. Optical Communications continues to grow faster than the overall market as demand for the company’s fiber, cable, and connectivity solutions remain strong around the world.

Environmental Technologies:

	Q1 2019	Q4 2018	% change	Q1 2018	% change
Net Sales	$362	$319	13%	$322	12%
Net Income Before Tax	$70	$53	32%	$66	6%
Net Income	$55	$42	31%	$52	6%

Environmental Technologies first-quarter sales were $362 million, up 12% year over year, driven by accelerating adoption of gasoline particulate filters and growth in heavy-duty diesel. Net income grew 6% year over year.

Full-year 2019 Environmental Technologies sales are now expected to increase by 10% or slightly more year over year, higher than the company’s previous expectation of high-single digit growth, driven largely by acceleration in demand for Corning’s gasoline particulate filters.

Specialty Materials:

	Q1 2019	Q4 2018	% change	Q1 2018	% change
Net Sales	$309	$399	(23%)	$278	11%
Net Income Before Tax	$62	$110	(44%)	$58	7%
Net Income	$49	$87	(44%)	$46	7%

Specialty Materials first-quarter sales were $309 million, up 11% year over year, driven by continued strong demand for the company’s portfolio of mobile consumer electronics glass solutions. Net income grew 7% year over year.

Corning expects Specialty Materials to grow sales year over year in 2019, with the level dependent upon the adoption rate of Corning’s innovations.

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

Life Sciences:

	Q1 2019	Q4 2018	% change	Q1 2018	% change
Net Sales	$243	$238	2%	$232	5%
Net Income Before Tax	$39	$37	5%	$34	15%
Net Income	$31	$29	7%	$27	15%

Life Sciences had a strong start to the year with first-quarter sales of $243 million, up 5% year over year and net income up 15% year over year.

For the full-year 2019, Corning expects Life Sciences to generate sales growth of a low to mid-single digit percentage, as the business continues to outpace the market growth rate.

Upcoming Investor Events

Corning will hold its annual meeting of shareholders at the Corning Museum of Glass auditorium on Thursday, May 2, 2019, at 11 a.m. EST. A live audio webcast will be available the day of the event. To access the audio webcast, please go to Corning’s investor relations website at investor.corning.com, click “Events and Presentations” under the “News and Events” tab and select 2019 Annual Meeting of Shareholders.

On May 15, Corning will participate in the 47th Annual J.P. Morgan Global Technology, Media and Communications Conference in Boston.

Corning plans to host its 2019 investor meeting at The Conrad New York in New York City on Friday, June 14. To register for this event please go to Corning’s investor relations website at investor.corning.com, click “Events and Presentations” under the “News and Events” tab and select Investor Day 2019.

First-Quarter Conference Call Information

The company will host a first-quarter conference call on Tuesday, April 30, at 8:30 a.m. ET. To participate, please call toll free (800) 230-1059 or for international access call (612) 234-9959 approximately 10-15 minutes prior to the start of the call. The host is “NICHOLSON.” To listen to a live audio webcast of the call, go to Corning’s website at http://www.corning.com/investor_relations, click “Events” and follow the instructions.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the Company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

Caution Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” and “target” and similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These estimates are subject to change and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations. Actual results could differ materially from those expected by us, depending on the outcome of various factors. We do not undertake to update forward-looking statements.

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: the effects of acquisitions, dispositions and other similar transactions, global business, financial, economic and political conditions; tariffs and import duties; currency fluctuations between the U.S. dollar and other currencies, primarily the Japanese yen, euro, Chinese yuan and South Korean won; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; possible disruption in commercial activities due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, or major health concerns; unanticipated disruption to equipment, facilities, IT systems or operations; effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; rate of technology change; ability to enforce patents and protect intellectual property and trade secrets; adverse litigation; product and components performance issues; retention of key personnel; customer ability, most notably in the Display Technologies segment, to maintain profitable operations and obtain financing to fund their ongoing operations and manufacturing expansions and pay their receivables when due; loss of significant customers; changes in tax laws and regulations including the Tax Cuts and Jobs Act of 2017; the impacts of audits by taxing authorities; and the potential impact of legislation, government regulations, and other government action and investigations.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (http://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

Corning Reports Strong First-Quarter 2019 Financial Results and Continued Progress on Strategy and Capital Allocation Framework

About Corning Incorporated

Corning (www.corning.com) is one of the world's leading innovators in materials science, with a more than 165-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people's lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries.

Corning's capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping our customers capture new opportunities in dynamic industries. Today, Corning's markets include optical communications, mobile consumer electronics, display technology, automotive, and life sciences vessels. Corning's industry-leading products include damage-resistant cover glass for mobile devices; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for state-of-the-art communications networks; trusted products to accelerate drug discovery and delivery; and clean-air technologies for cars and trucks.

Media Relations Contact:
M. Elizabeth Dann
(607) 974-4989
dannme@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2019		2018
Net sales	$2,812		$2,500
Cost of sales	1,713		1,545

Gross margin	1,099		955

Operating expenses:		.
Selling, general and administrative expenses	401		501
Research, development and engineering expenses	249		241
Amortization of purchased intangibles	29		19

Operating income	420		194

Equity in earnings of affiliated companies	25		39
Interest income	7		13
Interest expense	(52)		(52)
Translated earnings contract gain (loss), net	184		(622)
Other expense, net	(9)		(37)

Income (loss) before income taxes	575		(465)
Provision for income taxes	(76)		(124)

Net income (loss) attributable to Corning Incorporated	$499		$(589)

Earnings (loss) per common share attributable to Corning Incorporated:
Basic	$0.61		$(0.72)
Diluted	$0.55		$(0.72)

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	March 31,	December 31,
	2019	2018
Assets

Current assets:
Cash and cash equivalents	$1,456	$2,355
Trade accounts receivable, net of doubtful accounts and allowances	1,974	1,940
Inventories, net of inventory reserves	2,190	2,037
Other current assets	729	702
Total current assets	6,349	7,034

Investments	346	376
Property, plant and equipment, net of accumulated depreciation	14,878	14,895
Goodwill, net	1,930	1,936
Other intangible assets, net	1,265	1,292
Deferred income taxes	1,051	951
Other assets	1,502	1,021

Total Assets	$27,321	$27,505

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$7	$4
Accounts payable	1,278	1,456
Other accrued liabilities	1,774	1,851
Total current liabilities	3,059	3,311

Long-term debt	6,018	5,994
Postretirement benefits other than pensions	659	662
Other liabilities	3,879	3,652
Total liabilities	13,615	13,619

Commitments, contingencies and guarantees
Shareholders’ equity:
Convertible preferred stock, Series A – Par value $100 per share; Shares authorized 3,100; Shares issued: 2,300	2,300	2,300
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1,715 million and 1,713 million	857	857
Additional paid-in capital – common stock	14,243	14,212
Retained earnings	16,489	16,303
Treasury stock, at cost; Shares held: 933 million and 925 million	(19,116)	(18,870)
Accumulated other comprehensive loss	(1,166)	(1,010)
Total Corning Incorporated shareholders’ equity	13,607	13,792
Noncontrolling interests	99	94
Total equity	13,706	13,886

Total Liabilities and Equity	$27,321	$27,505

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$499	$(589)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	306	304
Amortization of purchased intangibles	29	19
Equity in earnings of affiliated companies	(25)	(39)
Deferred tax (benefit) provision	(40)	16
Customer incentives and deposits	2	276
Translated earnings contract (gain) loss	(184)	622
Unrealized translation losses (gains) on transactions	8	(63)
Changes in certain working capital items:
Trade accounts receivable	(36)	94
Inventories	(159)	(98)
Other current assets	(97)	(92)
Accounts payable and other current liabilities	(299)	(162)
Other, net	(33)	32
Net cash (used in) provided by operating activities	(29)	320

Cash Flows from Investing Activities:
Capital expenditures	(524)	(655)
Realized gains on translated earnings contracts	20	13
Other, net	21	(2)
Net cash used in investing activities	(483)	(644)

Cash Flows from Financing Activities:
Proceeds from the exercise of stock options	23	21
Repurchases of common stock for treasury	(257)	(800)
Dividends paid	(181)	(177)
Other, net	22	(3)
Net cash used in financing activities	(393)	(959)
Effect of exchange rates on cash	6	62
Net decrease in cash and cash equivalents	(899)	(1,221)
Cash and cash equivalents at beginning of period	2,355	4,317
Cash and cash equivalents at end of period	$1,456	$3,096

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings (Loss) per Common Share

The following table sets forth the computation of basic and diluted earnings (loss) per common share (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2019	2018
Net income (loss) attributable to Corning Incorporated	$499	$(589)
Less: Series A convertible preferred stock dividend	24	24
Net income (loss) available to common stockholders – basic	475	(613)
Add: Series A convertible preferred stock dividend	24
Net income (loss) available to common stockholders – diluted	$499	$(613)

Weighted-average common shares outstanding - basic	784	848
Effect of dilutive securities:
Stock options and other dilutive securities	9
Series A convertible preferred stock	115
Weighted-average common shares outstanding - diluted	908	848
Basic earnings (loss) per common share	$0.61	$(0.72)
Diluted earnings (loss) per common share	$0.55	$(0.72)

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2019	2018
Core earnings attributable to Corning Incorporated	$365	$299
Less: Series A convertible preferred stock dividend	24	24
Core earnings available to common stockholders - basic	341	275
Add: Series A convertible preferred stock dividend	24	24
Core earnings available to common stockholders - diluted	$365	$299

Weighted-average common shares outstanding - basic	784	848
Effect of dilutive securities:
Stock options and other dilutive securities	9	10
Series A convertible preferred stock	115	115
Weighted-average common shares outstanding - diluted	908	973
Core basic earnings per common share	$0.43	$0.32
Core diluted earnings per common share	$0.40	$0.31

Use of Non-GAAP Financial Measures

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures provided by our consolidated financial statements to exclude specific items to report core performance measures.  These items include gains and losses on our translated earnings contracts, acquisition-related costs, certain discrete tax items, restructuring and restructuring-related charges, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on-going operating results of the Company or our equity affiliates.  Corning utilizes constant currency reporting for our Display Technologies and Specialty Materials segments for the Japanese yen, South Korean won, Chinese yuan and New Taiwan dollar currencies.  Effective January 1, 2019, Corning also began using constant currency reporting for our Environmental Technologies and Life Sciences segments for the euro, Japanese yen and Chinese yuan.  The Company believes that the use of constant currency reporting allows investors to understand our results without the volatility of currency fluctuations, and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.  Corning also believes that reporting core performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions.

Core performance measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends.  These measures are not, and should not be viewed as a substitute for, GAAP reporting measures.  With respect to the Company’s outlooks for future periods, it is not possible to provide reconciliations for these non-GAAP measures because the Company does not forecast the movement of the Japanese yen, euro, South Korean won, Chinese yuan and the New Taiwan dollar against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of the Company’s control.  As a result, the Company is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures” below.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2019

(Unaudited; amounts in millions, except per share amounts)

	Three Months Ended March 31, 2019
			Income		Effective
	Net	Equity	before income	Net	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported - GAAP	$2,812	$25	$575	$499	13.2%	$0.55
Constant-currency adjustment (1)	38	1	37	31		0.03
Translation gain on Japanese yen-denominated debt (2)			(15)	(11)		(0.01)
Translated earnings contract gain (3)			(184)	(144)		(0.16)
Acquisition-related costs (4)			37	28		0.03
Discrete tax items and other tax-related adjustments (5)				(43)		(0.05)
Restructuring, impairment and other charges (7)			7	5		0.01
Core performance measures	$2,850	$26	$457	$365	20.1%	$0.40

(a)Based upon statutory tax rates in the specific jurisdiction for each event.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2018

(Unaudited; amounts in millions, except per share amounts)

	Three Months Ended March 31, 2018
			(Loss) income		Effective
	Net	Equity	before income	Net (loss)	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported - GAAP	$2,500	$39	$(465)	$(589)	26.7%	$(0.72)
Constant-currency adjustment (1)	13		36	31		0.04
Translation loss on Japanese yen-denominated debt (2)			39	31		0.04
Translated earnings contract loss (3)			612	531		0.63
Acquisition-related costs (4)			19	15		0.02
Discrete tax items and other tax-related adjustments (5)				171		0.20
Litigation, regulatory and other legal matters (6)			132	103		0.12
Restructuring, impairment and other charges (7)			23	18		0.02
Equity in earnings of affiliated companies (8)		(14)	(14)	(12)		(0.01)
Core performance measures	$2,513	$25	$382	$299	21.7%	$0.31

(a)Based upon statutory tax rates in the specific jurisdiction for each event.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2019 and 2018

(Unaudited; amounts in millions)

	Three Months Ended				Three Months Ended
	March 31, 2019				March 31, 2018
			Selling,	Research,			Selling,	Research,
			general	development			general	development
		Gross	and	and		Gross	and	and
	Gross	margin	admin.	engineering	Gross	margin	admin.	engineering
	Margin	%	expenses	expenses	Margin	%	expenses	expenses

As reported	$1,099	39%	$401	$249	$955	38%	$501	$241
Constant-currency adjustment (1)	36		1		33		(1)
Translated earnings contract gain (3)					(1)
Acquisition-related costs (4)	4		(4)	(1)
Litigation, regulatory and other legal matters (6)							(132)
Restructuring, impairment and other charges (7)					23		(2)

Core performance measures	$1,139	40%	$398	$248	$1,010	40%	$366	$241

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2019 and 2018

(Unaudited; amounts in millions)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2019	2018

Cash flows from operating activities	$(29)	$320
Realized gains on translated earnings contracts	20	13
Translation (losses) gains on cash balances	(8)	63

Adjusted cash flows from operating activities	$(17)	$396

Items which we exclude from GAAP measures to arrive at Core performance measures are as follows:

(1)

Constant-currency adjustments:  Because a significant portion of segment revenues are denominated in currencies other than the US dollar, management believes it is important to understand the impact on core earnings of translating these currencies into U.S. dollars.  Our Display Technologies and Specialty Materials segment sales and net income are primarily denominated in Japanese yen, but also impacted by the Korean won, Chinese yuan, and new Taiwan dollar.  Beginning January 1, 2019, as our Environmental Technologies and Life Science segments sales and net income are impacted by the euro, Chinese yuan and Japanese yen, these segments will also be presented on a constant currency basis.  We have not recast the prior periods for these two segments as the impact of fluctuations in these currencies are not material for prior periods.  Presenting results on a constant-currency basis mitigates the translation impact and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and establish operational goals and forecasts.  We establish the Constant exchange rate for the yen, won, yuan, Taiwan dollar and euro based on internally derived management estimates which are closely aligned with the currencies we have hedged.

Constant currency rates are as follows:
	Currency	Japanese yen	Korean Won	Chinese Yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	6.7	31	1.23

(2)	Translation (gain) loss on Japanese yen-denominated debt: We have excluded the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)

Translated earnings contract (gain) loss:  We have excluded the impact of the realized and unrealized gains and losses of our Japanese yen, euro, South Korean won and Chinese yuan-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.

(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(5)

Discrete tax items and other tax-related adjustments:  These include discrete period tax items such as changes in tax law, the impact of tax audits, changes in judgement about the realizability of certain deferred tax assets and other non-operational tax-related adjustments.

(6)	Litigation, regulatory and other legal matters: Includes amounts that reflect developments in commercial litigation, intellectual property disputes and other legal matters.
(7)

Restructuring, impairment and other charges:  This amount includes restructuring, impairment and other charges, as well as other expenses which are not related to continuing operations and are not classified as restructuring expense.

(8)

Equity in earnings of affiliated companies:  These adjustments relate to costs not related to continuing operations of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.